EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated March 31, 2017, relating to the financial statements of Social Reality, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of Social Reality, Inc.  for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement. Our report includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

//s// RBSM LLP

New York, New York

February 7, 2018